CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form S-1 of Chee Corp., of our report dated March 20, 2017 on our audit of the financial statements of Chee Corp. as of January 31, 2017, and the related statements of operations, stockholders’ equity and cash flows for the years ended January 31, 2017, and the reference to us under the caption “Experts”.

/s/ AMC Auditing

AMC Auditing

Las Vegas, Nevada

March 21, 2017